Exhibit No. 99.3

eHomeCredit Corp.

Item 1.	Financial Statements

	Balance Sheet -- As of June 30, 2006 and June 30, 2005 (unaudited)	F-1

	Statements of Operations -- For the Six Months Ended June 30, 2006 and June 30, 2005 (unaudited)	F-2

	Statements of Cash Flows -- For the Six Months Ended June 30, 2006 and June 30, 2005 (unaudited)	F-3

PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

eHOMECREDIT CORP.
BALANCE SHEETS

	June 30,	June 30,
	2006	2005
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$576,482	$801,465
Mortgage loans held for sale	4,994,271	18,900,399
Loans receivable	39,750	--
Accounts receivable and receivables from loans sold, net	812,764	164,123
Prepaid and other current assets	239,497	387,075
Total current assets	6,663,058	19,451,597
Property and equipment, net	267,178	1,048,313

Total assets	$6,930,236	$21,301,375

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$1,350,654	$1,555,136
Notes payable	181,000	181,000
Line of credit	4,923,253	18,956,618
Total current liabilities	6,454,907	20,332,753
Total liabilities	6,454,907	20,332,753

Stockholders' equity (deficit):

Common stock, 200 shares authorized, no par value
134 shares issued and outstanding	600,200	600,200
Treasury stock - at cost	(521,380)	(521,380)
Capital in excess of par	9,266,655	5,768,087
Accumulated deficit	(8,870,145)	(4,878,285)
Total stockholders' equity	475,329	968,622
Total liabilities and stockholders' equity	$6,930,236	$21,301,375

EHOME CREDIT CORPORATION.
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005
(unaudited)

	June 30,	June 30,
	2006	2005
Revenues
Loan origination and sale of mortgage loans	$5,996,353	$5,473,618
Other income	41,884	785,871
Total revenues	6,038,236	6,259,489

Cost of sales	2,745,820	458,033

Gross profit	3,292,417	5,801,455

Expenses
Salary, wages and payroll taxes	1,535,946	2,951,243
Selling, general and administrative	2,131,067	4,586,928
Professional fees	879,861	467,482
Total expenses	4,546,873	8,005,653

Loss from operations	(1,254,457)	(2,204,198)

Other (expense) income
Interest expense	(28,586)	(13,352)
Other income	46,757	32,941
Total other income	18,171	19,589

Net loss	$(1,236,285)	$(2,184,609)

EHOME CREDIT CORPORATION
STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
Unaudited

	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005

Cash flows from operating activities:
Net (loss)	$(1,236,285)	$(2,184,609)

Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	655,669	39,796
(Increase) decrease in mortgage loans held for sale	4,369,939	(11,604,442)
(Increase) decrease in prepaid expenses	173,335	399,825
(Increase) decrease in loan receivable	(39,750)	--
(Increase) decrease in other assets	53,920	--
Increase (decrease) in accrued interest payable	(69,158)	--
Increase (decrease) in accounts payable and accrued expenses	(506,593)	145,127

Net cash provided by (used in) operating activities	3,401,077	(12,682,267)

Cash flows from investing activities

Purchase of fixed assets	(64,889)	(663,833)

Net cash used in investing activities	(64,889)	(663,833)
Cash flows from financing activities:
Net (repayments) borrowings on lines of credit	(4,441,097)	10,780,437
Payments of notes payable	(30,000)	--
Increase in additional paid in capital	915,425	693,950
Net cash (used for) provided by financing activities	(3,555,672)	11,474,387
Net increase (decrease) in cash and cash equivalents	(219,484)	(1,871,713)
Cash and cash equivalents, beginning of period	796,261	2,673,178
Cash and cash equivalents, end of period	$576,777	$801,465
Supplemental disclosure of cash flow information
Interest paid	--	--